UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: August 8, 2002
(Date of earliest event reported)

The Manitowoc Company, Inc.
 (Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 S. 16th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

     On August 8, 2002, The Manitowoc Company, Inc. completed the acquisition of Grove Investors, Inc. ("Grove"), a leading provider of mobile hydraulic cranes, truck-mounted cranes, and aerial work platforms for the global market. The final purchase price was $271 million. Of that amount, the company issued approximately 2.2 million shares of its common stock to the Grove shareholders valued in the transaction at $71.6 million, and is refinancing or assuming $199.1 million of Grove's debt. The company obtained cash for the debt retirement through a combination of its existing working capital revolver and a private offering of senior subordinated notes due 2012. The purchase price paid by Manitowoc was determined on the basis of arm's length negotiations between the parties. There is no material relationship between Grove and Manitowoc or any of its affiliates, directors or officers or any of their associates.

Grove is a leading provider of mobile hydraulic cranes, truck-mounted cranes, and aerial work platforms for the global market. Manitowoc intends to operate the business of Grove at its present locations and to conduct the business of Grove in substantially the same manner as it had been conducted prior to the acquisition.

Item 7. Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired.

The financial statements of Grove Investors, Inc. and Subsidiaries are included as follows:

(i)	Independent Auditors' Report

(ii)	Consolidated Balance Sheets as of September 30, 2000 and September 29, 2001

(iii)	Consolidated Statements of Operations for the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(iv)	Consolidated Statements of Comprehensive Income (Loss) for the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(v)	Consolidated Statements of Predecessor Equity (Deficit) for the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(vi)	Consolidated Statements of Cash Flows for the years ended October 29, 1999, September 30, 2000 and September 29, 2001

(vii)	Notes to Consolidated Financial Statements

(viii)	Unaudited Condensed Consolidated Balance Sheets as of September 29, 2001 and March 30, 2002

(ix)	Unaudited Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2001 and March 30, 2002

(x)	Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended March 31, 2001 and March 30, 2002

(xi)	Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2001 and March 30, 2002

(b)     Pro Forma Financial Information.
(i)	Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended December 31, 2001

(ii)	Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

(iii)	Unaudited Pro Forma Condensed Combined Statements of Earnings for the three months ended March 31, 2002

(iv)	Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

(v)	Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2002

(vi)	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(c)     Exhibits.

          See the Exhibit Index following the Signature page of this report, which is incorporated herein by reference.

INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Grove Investors, Inc.:

     We have audited the accompanying consolidated balance sheet of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the consolidated balance sheet of SGPA, Inc. (formerly Grove Investors LLC) and subsidiaries (the "Predecessor"), as of September 30, 2000 and the related consolidated statements of operations, comprehensive income (loss), predecessor equity (deficit) and cash flows for each of the years in the three-year period ended September 29, 2001. These consolidated financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the financial position of the Predecessor as of September 30, 2000, and the results of the Predecessor's operations and cash flows for each of the years in the three-year period ended September 29, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As described in note 2 to the consolidated financial statements, on September 25, 2001 the Predecessor consummated a reorganization plan (the "Plan") which had been confirmed by the United States Bankruptcy Court for the Middle District of Pennsylvania. The Plan resulted in a change in ownership of the Predecessor and, accordingly, effective September 29, 2001 Grove Investors, Inc. accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Baltimore, Maryland
December 12, 2001

GROVE INVESTORS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2000 and September 29, 2001
(in thousands of dollars, except per share amounts)

	Predecessor 2000	Company 2001
Assets
Current assets:
Cash and cash equivalents	$17,933	$13,551
Cash restricted as to its use (note 5)	1,688	388
Trade receivables, net (note 5)	132,305	132,201
Notes receivable (note 5)	6,801	12,668
Inventories (note 6)	176,965	168,451
Prepaid expenses and other current assets	10,859	4,601
Total current assets	346,551	331,860
Property, plant and equipment, net (note 7)	170,020	138,110
Reorganization value in excess of amounts allocated to identifiable asset (note 8)	--	36,576
Goodwill, net (note 8)	202,602	--
Other assets	16,964	11,292
	$736,137	$517,838
Liabilities and Stockholders' Equity/Predecessor Deficit
Current liabilities:
Current maturities of long-term debt (notes 2 and 11)	$37,000	$15,000
Short-term borrowings (note 9)	20,967	14,801
Accounts payable	77,637	64,617
Accrued expenses and other current liabilities (note 10)	83,051	68,402
Total current liabilities	218,655	162,820
Deferred revenue (note 4)	37,170	21,201
Long-term debt (notes 2 and 11)	530,217	160,800
Other liabilities (note 12)	88,843	78,017
Total liabilities	874,885	422,838

Stockholders' equity/predecessor deficit (note 2):
Preferred stock, par value $1 per share; 10,000,000 shares authorized, none issued or outstanding	--	--
Common stock, par value $1 per share; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	--	5,000
Additional paid-in capital	--	90,000
Invested capital	75,000	--
Notes receivable from members	(1,538)	--
Accumulated deficit	(188,292)	--
Accumulated other comprehensive loss	(23,918)	--
Total stockholders' equity/predecssor deficit	(138,748)	95,000
Commitments and contingencies (notes 2, 16, 17 and 18)
	$736,137	$517,838

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended October 2, 1999, September 30, 2000 and September 29, 2001
(in thousands)

	Predecessor
	1999	2000	2001

Net sales	$788,893	$845,950	$717,584
Cost of goods sold (note 6)	641,111	721,068	616,235
Gross profit	147,782	124,882	101,349
Selling, engineering, general and administrative expenses	124,704	107,864	95,927
Amortization of goodwill	6,880	7,029	5,537
Restructuring charges (note 13)	--	8,757	4,963
Reorganization costs (note 2)	--	--	14,507
Goodwill impairment charge (note 8)	--	53,351	--
Income (loss) from operations	16,198	(52,119)	(19,585)
Interest expense, net (note 11)	(50,112)	(59,911)	(42,080)
Other expense, net	(200)	(996)	(4,052)

Loss before income taxes, extraordinary gain and cumulative effect of a change in accounting principle	(34,114)	(113,026)	(65,717)
Income taxes (note 15)	5,535	6,255	260

Net loss before extraordinary gain and cumulative effect of change in accounting principle	(39,649)	(119,281)	(65,977)
Extraordinary gain on discharge of debt and accrued interest (note 2)	--	--	334,432

Net income (loss) before cumulative effect of change in accounting principle	(39,649)	(119,281)	268,455
Cumulative effect of change in accounting principle (note 4)	--	302	--

Net income (loss)	$(39,649)	$(118,979)	$268,455

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
For the years ended October 2, 1999, September 30, 2000 and September 29, 2001
(in thousands)

	Predecessor
	1999	2000	2001

Net income (loss)	$(39,649)	$(118,979)	$268,455
Change in minimum pension liability	(5,909)	7,708	(9,629)
Unrealized net income (loss) on cash flow hedges of forecasted foreign currency transactions	--	(992)	992
Change in foreign currency translation adjustment	(9,038)	(20,969)	2,881
Comprehensive income (loss)	$(54,596)	$(133,232)	$262,699

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Consolidated Statements of Predecessor Equity (Deficit)
For the years ended October 2, 1999, September 30, 2000 and September 29, 2001
(in thousands)

	Invested capital	Notes receivable from members	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total Predecessor equity (deficit)

Balance, October 3, 1998	$75,000	$(2,783)	$(29,664)	$5,282	$47,835
Advances to members	--	(888)	--	--	(888)
Accrued interest on member notes	--	(261)	--	--	(261)
Net loss	--	--	(39,649)	--	(39,649)
Other comprehensive loss	--	--	--	(14,947)	(14,947)

Balance, October 2, 1999	75,000	(3,932)	(69,313)	(9,665)	(7,910)
Amounts received from members	--	2,847	--	--	2,847
Amounts advanced to members	--	(343)	--	--	(343)
Accrued interest on member notes	--	(110)	--	--	(110)
Net loss	--	--	(118,979)	--	(118,979)
Other comprehensive loss	--	--	--	(14,253)	(14,253)

Balance, September 30, 2000	75,000	(1,538)	(188,292)	(23,918)	(138,748)
Accrued interest on member notes	--	(187)	--	--	(187)
Repayment of notes	--	1,216	--	--	1,216
Reclass to other assets	--	509	--	--	509
Net income	--	--	268,455	--	268,455
Other comprehensive loss	--	--	--	(5,756)	(5,756)

Balance, September 29, 2001 prior to "fresh-start" adjustments (note 2)	$75,000	$--	$80,163	$(29,674)	$125,489

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended October 29, 1999, September 30, 2000 and September 29, 2001
(in thousands)

	Predecessor
	1999	2000	2001
Cash flows from operating activities:
Net income (loss)	$(39,649)	$(118,979)	$268,455
Adjustments to reconcile to net income (loss) to net cash provided by (used in) operating activities:
Extraordinary gain on discharge of debt and accrued interest	--	--	(334,432)
Depreciation and amortization	18,537	20,209	20,494
Depreciation of equipment held for rent	14,921	15,998	9,382
Amortization of deferred financing costs	2,294	2,349	1,230
Goodwill impairment charge	--	53,351	--
Accretion of interest on senior discount debenture	6,357	6,998	4,263
Interest on senior debentures	7,313	8,675	5,692
(Gain) loss on sales of property, plant and equipment	(255)	31	165
Deferred income tax expense (benefit)	2,680	(304)	--
Changes in operating assets and liabilities:
Trade receivables, net	(16,951)	(3,383)	2,399
Notes receivable	462	(1,457)	(5,839)
Inventories	6,907	1,593	(3,342)
Accounts payable and accrued expenses	(14,848)	8,749	(3,899)
Other assets and liabilities, net	12,971	(3,586)	22,479
Net cash provided by (used in) operating activities	739	(9,756)	(12,953)

Cash flows from investing activities:
Additions to property, plant and equipment	(9,405)	(8,775)	(7,072)
Investment in equipment held for rent	(23,793)	(6,876)	(4,643)
Post-closing adjustment related to acquisition of businesses from Hanson, PLC	10,500	--	--
Other investing activities	3,408	--	2,291
Net cash used in investing activities	(19,290)	(15,651)	(9,424)

Cash flows from financing activities:
Net proceeds from (repayments of) short-term borrowings	4,139	1,801	(6,510)
Proceeds from issuance of long-term debt	10,000	25,000	24,356
Repayments of long-term debt	(12,000)	(2,000)	(1,000)
Other financing activities	(937)	2,182	1,005
Net cash provided by financing activities	1,202	26,983	17,851

Effect of exchange rate changes on cash and cash equivalents	(110)	(473)	144

Net change in cash and cash equivalents	(17,459)	1,103	(4,382)
Cash and cash equivalents, beginning of year	34,289	16,830	17,933

Cash and cash equivalents, end of year	$16,830	$17,933	$13,551

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands of dollars)
September 30, 2000 and September 29, 2001

(1) Description of Business

     Grove Investors, Inc. and its subsidiaries (the "Company") are primarily engaged in the design, production, sale, and after-sale support of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. The Company's domestic manufacturing plants and related facilities are located in Shady Grove, Pennsylvania and Waverly, Nebraska. The Company's foreign facilities are located in the United Kingdom, Germany and France. The majority of the Company's sales are to independent distributors, rental companies, and end users which serve the heavy industrial and construction industries in the United States and Europe.

(2) Plan of Reorganization and Basis of Presentation

     From its inception in 1998 through December 31, 2000, Grove Investors LLC was a limited liability company which owned all the member's interest of Grove Holdings LLC. Grove Holdings LLC was a single member limited liability company which owned all of the member's interests of Grove Worldwide LLC. Effective January 1, 2001, Grove Investors LLC ("Grove Investors") was converted from a limited liability company to a C-corporation. (See note 14)

Prior to filing its petition for protection under United States Bankruptcy Code, Grove Investors changed its name to SGPA, Inc. ("SGPA" or the "Predecessor"). On May 7, 2001, SGPA filed a pre-negotiated Plan of Reorganization (the "Plan") for SGPA and each of its domestic subsidiaries pursuant to Chapter 11 of United States Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Pennsylvania (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Plan on September 14, 2001 and the Plan was consummated on September 25, 2001. For reporting purposes, the inception date for the reorganized company was as of the close of business on September 29, 2001.

     In connection with the Plan, Grove Investors, Inc. was formed under the laws of the State of Delaware, and in turn formed a wholly owned subsidiary, Grove Holdings, Inc. ("Holdings"), which in turn formed a wholly owned subsidiary, Grove Worldwide, Inc. ("Worldwide"). On September 25, 2001, Worldwide acquired SGPA, and Grove Holding LLC and Grove Worldwide LLC were merged into Worldwide. The Company executed, among other things, the following elements of the Plan:

     *     Holders of amounts outstanding under the Predecessor's bank credit facility of approximately $224,000, including accrued interest, were issued (i) $125,000 in senior secured notes, (ii) debentures, with a face value of $45,000 and an estimated fair value of $35,800, and (iii) four million shares of the Company's common stock.

     *     Holders of approximately $236,000 of the Predecessor's 9.25% senior subordinated notes, including accrued interest, were issued (i) one million shares of the Company's common stock, (ii) Series A warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of common stock at an exercise price of approximately $19.20 per share and (iii) Series B warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of common stock at $24.20 per share.

     *     Holders of approximately $70,000 of the Predecessor's 11.625% senior discount debentures, including accrued interest, approximately $73,000 of 14.5% senior debentures, including accrued interest, and the equity holders of the Predecessor did not receive any consideration under the Plan and their claims were discharged.

     *      Holders of all pre-petition unsecured trade obligations of the Predecessor were paid in full.

     The estimated fair value of the Series A and Series B warrants were approximately $2,000 and $1,800, respectively. Such amounts have been included in additional paid-in capital in the consolidated balance sheet as of September 29, 2001.

     In connection with the Bankruptcy filing, the Predecessor's bank group provided a $35 million Debtor-in-Possession facility for use by the Predecessor during Bankruptcy which was converted into a Revolving Credit Facility upon emergence from reorganization. (See note 11).

     The Plan contemplates that 250,000 shares of common stock which were distributed to holders of the Predecessor's bank credit facility will be given to management. In addition, the Company will establish a stock option plan providing for the issuance of up to 250,000 options to management to purchase the Company's common stock at the reorganization date fair market value.

     The reorganization value of the Company of approximately $286 million, ratified in the bankruptcy proceeding, was determined with the assistance of a financial advisor. The advisor (i) reviewed certain historical financial information for recent years and interim periods; (ii) reviewed certain internal financial and operating data, including five-year financial projections, prepared and provided by management; (iii) met with certain members of senior management to discuss the Company's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which the financial advisor deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating businesses; and (vi) conducted such other studies, analyses, inquiries, and investigations as they deemed appropriate. Based upon the foregoing, the financial advisor developed a range of values for the Company. In addition to relying on management's projections, the reorganization valuation analysis made a number of assumptions including, but not limited to, a successful and timely reorganization of the Company's capital structure.

     The consolidated financial statements following the reorganization reflect accounting principles set forth in the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. This statement provides guidance for financial reporting by entities that have filed voluntary petitions for relief under and have reorganized in accordance with the United States Bankruptcy Code. As such, the Company has adopted "fresh-start" reporting as of September 29, 2001, in the preparation of the accompanying consolidated balance sheet because holders of the equity interest in SGPA immediately before filing and confirmation of the Plan hold less then 50% of the equity interest in Investors and because SGPA's reorganization value is less than its post-petition liabilities and allowed claims. SGPA's emergence from Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 29, 2001. As discussed further in note 2 to the consolidated financial statements, the assets and liabilities of the Company were restated as of September 29, 2001, in accordance with SOP 90-7. Thus, the Company's consolidated financial statements for periods prior to September 29, 2001 are not comparable to consolidated financial statements as of or subsequent to September 29, 2001. The consolidated statement of operations, comprehensive income (loss), predecessor equity (deficit), and cash flows reflect results of the Predecessor through September 29, 2001, including the impact of the Plan.

     The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocated to identifiable assets of $36,576 as of September 29, 2001.

     The Predecessor incurred certain costs related to the Plan, which are shown as Reorganization Costs in the consolidated statement of operations. The components of Reorganization Costs for the year ended September 29, 2001 are as follows:

Legal fees	$4,297
Professional fees and advisory services	10,963
Interest income on cash collateral	(753)

Total reorganization costs	$14,507

The consolidated statement of operations for the year ended September 29, 2001 reflects an extraordinary gain from the discharge of debt and accrued interest. Components of the extraordinary gain are as follows:

Cancellation of borrowings under bank credit facility	$224,515
Cancellation of senior subordinated debentures	235,695
Cancellation of senior discount debentures	70,155
Cancellation of senior debentures	72,599
Deferred financing costs	(12,732)
Issuance of notes under senior credit facility	(125,000)
Issuance of debentures	(35,800)
Issuance of common stock and warrants	(95,000)

Net extraordinary gain	$334,432

     The consolidated balance sheet prepared as of September 29, 2001, discussed below, illustrates the effect of the Plan and the impact of implementing "fresh-start" reporting. The adjustments present the (i) Company's reorganized capital structure, including its new credit agreement and debentures; (ii) effect of canceling the senior subordinated debentures, senior discount debentures and senior debentures and the related accrued interest and deferred financing costs; (iii) elimination of the accumulated deficit and comprehensive loss; (iv) write-up of inventory to approximate fair market value; (v) adjustment of the pension and post-retirement benefit liabilities to reflect fair market value; and (vi) certain other adjustments to adopt SOP 90-7.

     The Company's allocation of the reorganization value is preliminary. The Company is in the process of obtaining appraisals of certain of its tangible and intangible assets. Accordingly, adjustments may be necessary to property, plant, and equipment, other assets, deferred taxes and reorganization value in excess of amounts allocated to identifiable assets once such appraisals are complete.

     The effects of the Plan on the Company's consolidated balance sheet, including debt extinguishments, refinancing and fresh-start adjustments are as follows:

	Predecessor September 29, 2001	Effect of Plan of Reorganization	Fresh Start Adjustments	Company September 29, 2001
Assets
Current assets:
Cash and cash equivalents	$13,551	$--	$--	$13,551
Cash restricted as to its use	388	--	--	388
Trade receivables, net	132,201	--	--	132,201
Notes recievable	12,668	--	--	12,668
Inventories	157,416	--	11,035	168,451
Prepaid expenses and other current assets	4,601	--	--	4,601
Total current assets	320,825	--	11,035	331,860
Property, plant and equipment, net	138,110	--	--	138,110
Goodwill/reorganization value in excess of amounts allocated to identifiable assets	200,761	--	(164,185)	36,576
Other assets	21,479	(12,223)	2,036	11,292

	$681,175	$(12,223)	$(151,114)	$517,838
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$--	$--	$15,000
Short-term borrowings	14,801	--	--	14,801
Accounts payable	64,617	--	--	64,617
Accrued expenses and other current liabilities	68,402	--	--	68,402

Total current liabilties	162,820	--	--	162,820
Pre-petition debt	602,964	(602,964)	--	--
Deferred revenue	21,201	--	--	21,201
Long-term debt	--	160,800	--	160,800
Other liabilties	103,642	--	(25,625)	78,017

Total liabilities	890,627	(442,164)	(25,625)	422,838

Stockholders' equity:
Common stock	--	5,000	--	5,000
Additional paid-in capital	--	90,000	--	90,000
Invested capital	75,000	--	(75,000)	--
Notes receivable from members	(509)	509	--	--
Accumulated deficit	(254,269)	334,432	(80,163)	--
Accumulated other comprehensive - income (loss)	(29,674)	--	29,674	--

Total stockholders' equity	(209,452)	429,941	(125,489)	95,000

	$681,175	$(12,223)	$(151,114)	$517,838

(3) Acquisition

     On April 29, 1998, the Predecessor acquired from Hanson PLC ("Hanson") and certain of its subsidiaries, substantially all of the assets of Hanson's U.S. mobile hydraulic crane and aerial work platform operations, the capital stock of Hanson's U.S. truck-mounted crane operation and the capital stock of Hanson's British, French, German, and Australian crane and aerial work platform subsidiaries. The purchase price was subject to a post-closing adjustment for which the Company received $10,500 in November 1998. The Acquisition was accounted for as a purchase.

(4) Summary of Significant Accounting Policies

     (a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's fiscal year ends on the Saturday closest to September 30.

     (b) Cash and Cash Equivalents

     The Company defines cash equivalents as highly liquid investments with initial maturities of three months or less.

     (c) Trade Receivables and Notes Receivable

     Trade receivables are net of allowance for doubtful accounts of $5,057 as of September 30, 2000. Trade receivables are reported at estimated fair value at September 29, 2001.

     Notes receivable generally relate to sales of new equipment to North American customers on terms of up to one year. Payment of interest and principal are due at the maturity of the note unless the dealer sells the equipment prior to maturity in which case the notes must be repaid immediately along with any interest accrued thereon.

     (d) Inventories

     Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method. Inventories are reported at estimated fair value at September 29, 2001.

     (e) Property, Plant and Equipment

     Property, plant, and equipment are stated at cost. See note 2 to the consolidated financial statements with respect to adoption of "fresh-start" reporting pursuant to SOP 90-7 at September 29, 2001.

     Maintenance and repairs are charged to operations when incurred, while expenditures having the effect of extending the useful life of an asset are capitalized. Depreciation is computed primarily using the straight-line method. The useful lives by asset category are as follows:

Land improvements	3-20 years
Buildings and improvements	10-30 years
Machinery and equipment	3-12 years
Equipment held for rent	Lease term
Furniture and fixtures	3-10 years

     (f) Goodwill and Reorganization Value in Excess of Amounts Allocated to Identifiable Assets

     Predecessor goodwill is the excess of the purchase price over the fair value of the net assets acquired in 1998. Amortization expense is recorded on the straight-line method over 40 years. The Predecessor assessed the recovery of goodwill by determining whether amortization of the goodwill over its remaining life could be recovered through undiscounted cash flows of the acquired operations. Goodwill impairment, if any, was measured by determining the amount by which the carrying value of the goodwill exceeded its fair value based upon discounting of future cash flows. See note 2 to the consolidated financial statements for information related to the adjustment of goodwill and establishment of the reorganization value in excess of amount allocated to identifiable assets in connection with adoption of "fresh-start" reporting pursuant to SOP 90-7 at September 29, 2001.

     The reorganization value of the Company has been allocated to the Company's assets in conformity with the purchase method of accounting specified by Accounting Principle Board Opinion 16 and Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Because a portion of the reorganization value cannot be attributed to a specific tangible or identified intangible assets of the Company, this amount has been reported as "reorganization value in excess of amounts allocated to identifiable assets." This intangible asset will not be amortized, but will be tested annually for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets.

     (g) Impairment of Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or net realizable value.

     (h) Revenue Recognition

     Revenue is generally recognized as title transfers, usually as products are shipped to customers. However, for certain transactions, the Company provides guarantees of the residual value of the equipment to third party leasing companies. Such guarantees generally take the form of end-of-term residual value guarantees or reducing residual value guarantees that decline with the passage of time. The Company records these transactions in accordance with the lease principles established by SFAS No. 13, Accounting for Leases. If the transaction qualifies as an operating lease, the Company records deferred revenue for the amount of the net proceeds received upon the equipment's initial transfer to the customer. The liability is then subsequently reduced on a pro rata basis over the period to the first exercise date of the guarantee, to the amount of the guaranteed residual value at that date, with corresponding recognition of revenue in the Company's statement of operations. Any further reduction in the guaranteed residual value resulting from the purchaser's decision to continue to use the equipment is recognized in a similar manner. Depreciation of equipment held for rent is recognized in a similar manner over the term of the lease agreement. As of September 30, 2000 and September 29, 2001, the amount of deferred revenue relating to transactions involving residual value guarantees, which is classified as deferred revenue or accrued expenses and other current liabilities in the consolidated balance sheets, was $49,739 and $30,202, respectively.

     (i) Product Warranty

     Product warranty expense is provided for estimated normal warranty costs at the time of sale. Additional warranty expense is provided for specific performance issues when identified. Specific performance issues relate to situations in which the Company issues a part replacement notice for models that are experiencing a particular problem.

     (j) Foreign Currency Translation

     The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. The resulting translation gains and losses are included as a separate component of other comprehensive income (loss) in Predecessor deficit. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). Aggregate gains (losses) on foreign currency transactions were not material for the year ended October 2, 1999. For the years ended September 30, 2000 and September 29, 2001, aggregate losses on foreign currency transactions were $2,256 and $4,626, respectively.

     (k) Research and Development

     Research and development expenditures are charged to operations as incurred. Research and development costs were $12,371, $10,749 and $8,717 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively, and are included as part of selling, engineering, general and administrative expenses.

     (l) Advertising

     All costs associated with advertising and promoting products are expensed when incurred. Advertising expenses were $2,289, $2,893 and $3,591 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

     (m) Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based employee compensation arrangements and will provide the disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation.

     (n) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (o) Fair Value of Financial Instruments

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. However, as a result of the Company's "fresh-start" reporting, all financial instruments included in the September 29, 2001 consolidated balance sheet are at estimated fair market value.

     The following methods and assumptions were used by the Company in estimating fair value for financial instruments:

     Cash, trade receivables, notes receivable, trade accounts payable and short-term borrowings: The amounts reported in the consolidated balance sheets approximate fair value.

     Foreign currency contracts: The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments. (See note 17)

     Long-term debt: For bank borrowings, the amount reported in the consolidated balance sheet approximates fair value. The fair value of the debentures is based on values determined with the assistance of the Company's financial advisor in determining the reorganization value. (See notes 2 and 11)

     (p) Derivative Instruments and Hedging Activities

     During fiscal 2000, the Predecessor adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment to SFAS No. 133), respectively. These statements establish accounting and reporting standards for derivative instruments and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities measured at fair value. The impact of adoption of SFAS No. 133 of $302 is presented as the cumulative effect of a change in accounting principle in the consolidated statement of operations in fiscal 2000. There was no impact from the adoption of SFAS No. 138.

     All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair-value" hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash-flow" hedge), a foreign-currency fair-value or cash-flow hedge ("foreign-currency" hedge), or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

     Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign-currency hedges are recorded in either earnings or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge or a cash-flow hedge. However, if a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in the cumulative translation adjustments account within other comprehensive income. Changes in the fair value of derivative trading instruments are reported in current-period earnings.

     The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

     When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings.

     (q) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates.

     (r) Reclassifications

     Certain amounts in fiscal 1999 and fiscal 2000 have been reclassified to conform to the presentation for fiscal 2001.

     (s) Recently Issued Accounting Standards

     In August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on October 1, 2003.

(5) Trade and Notes Receivable

     Trade receivables subject the Company to concentration of credit risk, because they are concentrated in distributors and rental companies that serve the heavy industrial and construction industries, which are subject to business cycle variations. For the years ended October 2, 1999, September 30, 2000 and September 29, 2001, approximately 20%, 17% and 15% of revenues were generated from five major customers with no one customer accounting for more than 10% of net sales. Approximately 17% of the outstanding trade and notes receivable balance as of September 30, 2000 and September 29, 2001 were due from these customers, respectively.

     The Company generally offers terms of up to 30 days to its customers and generally obtains a security interest in the underlying machinery sold. In addition, the Company offers a special financing program primarily to its U.S. customers which provides credit terms of periods up to one year in exchange for an interest-bearing note.

     The Company has agreements with two major international banks to sell up to $75,000 of notes receivable obtained under the special financing program, subject to certain conditions. The banks purchase the notes receivable at face value on a 90% non-recourse basis. The agreements provide that the Company purchase credit insurance on behalf of the banks to insure the 90% risk assumed by the banks. The Company retains 10% of the credit risk on a first loss basis. The Company is responsible for administrative and collection activities. The cost of administrative and collection activities is immaterial. Cash collections on the notes are deposited directly into an account for the benefit of the major international banks. Amounts held at September 30, 2000 and September 29, 2001 are shown as restricted cash in the accompanying consolidated balance sheet. The banks have the power to sell or pledge the notes receivable purchased at any time and the Company has no rights or obligation to repurchase of the notes receivable.

     Notes receivable sold under this arrangement meet the criteria for sale under SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities, and, accordingly, are removed from the consolidated balance sheet upon transfer. The Predecessor received proceeds from the sales of the trade accounts receivable of approximately $171,000 and $52,000 for the years ended September 30, 2000 and September 29, 2001, respectively.

     At September 29, 2001, the Company had credit risk of $2,747 with respect to notes receivable that had been sold under the arrangement.

(6) Inventories

     Inventories consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Raw materials and supplies	$71,678	$61,234
Work in process	41,740	44,141
Finished goods	63,547	63,076
	$176,965	$168,451

     In connection with "fresh-start" reporting, the Company assigned $11,035 of the reorganization value to work in process and finished goods inventories in excess of their historical carrying value. Such amounts will be charged to costs of goods sold in the first fiscal quarter of 2002.

     During the year ended September 30, 2000, management made the decision to reduce the number of aerial work platform models manufactured. The decision together with further rationalization of U.S. crane products resulted in an inventory write-down of $12,500, which is included in cost of goods sold. During the year ended September 29, 2001, an additional $7,500 of obsolete inventory was written-off, which is included in cost of goods sold.

(7) Property, Plant and Equipment

     Property, plant and equipment consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Land and improvements	$5,940	$4,429
Buildings and improvements	68,880	54,742
Machinery and equipment	46,312	28,322
Equipment held for rent	55,258	31,047
Furniture and fixtures	30,562	19,205
Construction in progress	3,311	365
	210,263	138,110
Less accumulated depreciation and amortization	40,243	--
	$170,020	$138,110

     Depreciation expense (including depreciation expense on equipment held for rent) for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 was $26,578, $29,178 and $29,876, respectively.

     As discussed in note 2 to the consolidated financial statements, property, plant and equipment have been adjusted to an estimated fair market value at September 29, 2001 in connection with "fresh-start" reporting. The Company's allocation of the reorganization value is preliminary. The Company is in the process of obtaining appraisals of certain of its tangible and intangible assets. Accordingly, adjustments may be necessary to property, plant and equipment.

(8) Goodwill and Reorganization Value in Excess of Amounts Allocated to Identifiable Assets

     Goodwill and reorganization value in excess of amount allocated to identifiable assets consists of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Goodwill	$217,270	$--
Reorganization value in excess of amounts allocated to identifiable assets	--	36,576
Less accumulated amortization	14,668	--
	$202,602	$36,576

     During fiscal 2000, management adopted a plan to reduce the size of its Manlift operations. Under the plan, sales, marketing and production of 34 Manlift models were discontinued. In connection with the decision to reduce Manlift operations, a goodwill impairment charge of $53,351 was recognized.

     As more fully described in note 2 to the consolidated financial statements, the Company's emergence from Chapter 11 resulted in the application of "fresh-start" reporting. For purposes of "fresh-start" reporting, the reorganization value used in preparing the consolidated balance sheet was $286 million. The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocable to identifiable assets of $36,576 as of September 29, 2001.

(9) Short-Term Borrowings

     The Company's German subsidiary maintains a DM51,000 (approximately $24,000) credit facility with two banks available for discounting certain accounts receivable. As of September 30, 2000 and September 29, 2001, $20,967 and $14,801 were drawn against this facility. The interest rate charged on the outstanding borrowings was 7.20% and 7.75% at September 30, 2000 and September 29, 2001, respectively. This arrangement does not have a termination date and is reviewed periodically. No material commitment fees are required to be paid on the undrawn portion of the credit facility.

(10) Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Salaries, wages and benefits	$15,174	$18,166
Warranty	11,818	12,346
Deferred revenue associated with equipment held for rent, current	12,589	9,001
Interest	9,964	52
Other	33,506	28,837
	$83,051	$68,402

(11) Long-Term Debt

     Long-term debt consists of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Bank credit facility	$211,000	$--
Senior subordinated notes	225,000	--
Senior discount debentures	65,890	--
Senior debentures	65,327	--
Revolving credit facility	--	15,000
Senior secured credit faciltiy	--	125,000
14% Debentures	--	35,800

	567,217	175,800
Less current maturities	37,000	15,000

Long-term debt	$530,217	$160,800

Bank Credit Facility The Predecessor had a bank credit facility, which consisted of a $200,000 term loan facility and a $60,000 revolving credit facility.

     The credit agreement provided that at the Predecessor's option, loans under the bank credit facility would bear interest (a) in the case of loans in U.S. dollars, at the highest of (x) 1/2 of 1% in excess of the Federal Funds Effective Rate (as defined in the agreement), (y) 1.0% in excess of a certificate of deposit rate and (z) the bank's prime rate, plus the applicable margin (as defined in the agreement), or (b) in the case of all loans, the relevant Eurocurrency Rate (as defined in the agreement) as determined by the Administrative Agent, plus the applicable margin. At September 30, 2000, borrowings of $35,000 were outstanding under the revolving portion of the bank credit facility, bearing interest based on LIBOR plus an applicable margin of 3.0% (9.79% at September 30, 2000). The interest rate on borrowings under the Term Loan Facility at September 30, 2000 was based on LIBOR plus an applicable margin of 3.5% (10.29% at September 30, 2000). Following amendment of the bank credit facility to provide the Predecessor with certain financial covenant relief, the applicable margin on Eurocurrency Rate borrowings was increased to 4% and the applicable margin on all other rate based borrowings was increased to 3%. Amounts outstanding under the bank credit facility on May 7, 2001 of approximately $224,000, including accrued interest, were discharged in the Plan. (See note 2)

Senior Subordinated Notes The Senior Subordinated Notes accrued interest at a rate of 9 1/4% per annum payable semi-annually on May 1 and November 1 of each year. The Senior Subordinated Notes were general unsecured obligations of Grove Worldwide LLC and its co-issuer, Grove Capital, Inc. Amounts outstanding under the Senior Subordinated Notes of approximately $236,000, including accrued interest, were discharged in the Plan. (See note 2)

Senior Discount Debentures The Senior Discount Debentures were issued pursuant to an Indenture dated April 29, 1998 (the "Holdings Indenture") at a discount from their principal amount. The Senior Discount Debentures were general unsecured obligations of Grove Holdings LLC and its co-issuer, Grove Holdings Capital, Inc. The Senior Discount Debentures accreted interest at a rate of 11 5/8% per annum, compounded semi-annually, to an expected aggregate principal amount of $88,000 on 2003. The obligations were discharged in connection with the Plan. (See note 2)

Senior Debentures The Senior Debentures were issued pursuant to an Indenture dated April 29, 1998 (the "Investors Indenture"). The Senior Debentures are general unsecured obligations of Grove Investors LLC and its co-issuer, Grove Investors Capital, Inc. The Senior Debentures accrued interest at a rate of 14 1/2% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 1998. Interest was payable, at the option of the Company, in cash or by issuance of additional Senior Debentures. The obligations were discharged in connection with the Plan. (See note 2)

Revolving Credit Facility On September 25, 2001 the Company entered into a new three-year revolving credit facility (the "Revolving Credit Facility"). The maximum borrowings and/or outstanding letters of credit under the Revolving Credit Facility may not exceed the lesser of $35,000 or an amount determined by a borrowing base formula. The borrowing base formula consists of certain specified percentages of eligible accounts receivable and inventories. Borrowings under the Revolving Credit Facility are secured by a security interest in, pledge of and lien on substantially all the Company's North American assets and properties. Borrowings under the Revolving Credit Facility are guaranteed by Holdings and Investors and certain of the Company's subsidiaries. Borrowings may be used to fund working capital and other general corporate purposes. The Revolving Credit Facility contains restrictive covenants, including among other things, limitations on dividends, limitations on the creation of additional liens and indebtedness, limitations on capital expenditures, investments, the sale of assets and transactions with affiliates. Financial covenants include the maintenance of minimum earnings before interest, taxes, depreciation and amortization; maximum leverage; minimum interest coverage; and net worth. The Revolving Credit Facility requires that the Company have outstanding borrowings of at least $15 million at all times, subject to the borrowing base restrictions. As of September 29, 2001, the Company had outstanding letters of credit of $3,583 and available additional borrowings under the Revolving Credit Facility of $16,417.

     The Revolving Credit Facility provides that borrowings will bear interest at a rate of 2.5% in excess of the banks base rate, or at the Company's option, a rate of 3.5% in excess of the reserve adjusted Eurodollar rate for interest periods of one, two, three, six or twelve months. The Company also pays a 0.5% fee on the unused portion of the Revolving Credit Facility, a letter of credit fee of 3.5% per annum and certain other fees.

Senior Secured Credit Agreement On September 25, 2001, the Company entered into a new five-year $125,000 term loan facility (the "Term Loan Facility"). Borrowings under the Term Loan Facility are secured by a security interest in, pledge of and lien on substantially all of the Company's North American assets and properties. Borrowings under the Term Loan Facility are guaranteed by Holdings and Investors and certain of the Company's subsidiaries. The Term Loan contains the same restrictive covenants as those included in the Revolving Credit Facility.

     The Term Loan Facility provides that borrowings will bear interest at a rate of 2.5% in excess of the banks base rate, or at the Company's option, a rate of 3.5% in excess of the reserve adjusted Eurodollar rate for interest periods of one, two, three, six or twelve months. The Term Loan Facility requires mandatory prepayment with any proceeds from the issuance of any new debt or equity; certain asset sales; and 50% of excess cash flow, as defined in the agreement.

14% Debentures On September 25, 2001, the Company issued $45,000 of 14% debentures with an estimated fair value of $35,800. The debt discount of $9,200 will be charged to interest expense using the interest method, through the date of maturity, resulting in an effective rate on the debentures of approximately 21%. The debentures, which mature on August 15, 2007, are general unsecured obligations of the Company. The debentures accrue interest at a rate of 14% per annum, payable quarterly on October 1 and April 1 of each year, commencing on April 1, 2002. Interest payments through April 1, 2005 may be paid with cash of 2% and additional debentures of 12%.

     The indenture agreement contains certain covenants that limit, among other things, the ability of the Company to (i) pay dividends, redeem capital stock or make certain other restricted payment, (ii) incur additional indebtedness or issue certain preferred equity interest, (iii) merge into or consolidate with certain other entities or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons.

     The debentures are redeemable at the option of the Company, in whole or in part, at any time. Redemptions prior to October 1, 2003 are required to be at the aggregate principal amount of the debentures plus accrued and unpaid interest and a premium as defined in the indenture. Redemptions after October 1, 2003, require a redemption price of 112% of the debenture, plus accrued and unpaid interest. The redemption price declines to 100% effective October 1, 2006.

     Future maturities of long-term debt are as follows: $46,250 in 2004; 31,250 in 2005; $62,500 in 2006 and $45,000 in 2007.

     The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. Such cash flows are expected to be generated from intercompany interest expense on loans the Company has made to certain of its foreign subsidiaries. The loans have been established with amounts and interest rates to allow for repatriation without restriction or additional tax burden. However, there is no assurance that the foreign subsidiaries will generate the cash flow required to service the loans or that the laws in the foreign jurisdictions will not change to limit repatriation or increase the tax burden of repatriation.

Interest Expense, net Interest expense, net consists of the following for the years ended October 2, 1999, September 30, 2000 and September 29, 2001.

	Predecessor
	1999	2000	2001

Interest expense	$(52,381)	$(64,108)	$(45,871)
Amortization of deferred financing costs	(2,294)	(2,350)	(1,230)
Interest income	4,563	6,547	5,021

	$(50,112)	$(59,911)	$(42,080)

     The Predecessor stopped accruing interest on all loans outstanding following the May 7, 2001 Chapter 11 filing in accordance with the United States Bankruptcy Code. The contractual interest on such loans exceeded the amount recorded during the year ended September 29, 2001 by approximately $25,300. As more fully discussed in note 2 to the consolidated financial statements, all accrued interest was discharged upon the Company's emergence from bankruptcy.

     Interest paid was $39,254, $48,430 and $26,562 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

     The Predecessor had an interest rate agreement with a major commercial bank to collar the interest rate on approximately $100,000 of the Predecessor's floating rate borrowings during the three years ended September 2001. The contract was terminated in July 2001 as a result of the bankruptcy filing at no cost to the Predecessor.

(12) Other Liabilities

     Other liabilities consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Accrued liability for defined benefit pension plans	$21,453	$33,318
Accrued liability for postretirement benefit plan	33,023	21,962
Product liability	22,513	17,459
Other	11,854	5,278

	$88,843	$78,017

(13) Restructuring Charges

     During fiscal 2000, the Predecessor adopted and executed restructuring plans that resulted in the termination of approximately 470 employees principally in its U.S. operations. During fiscal 2001, the Predecessor terminated approximately 190 employees principally in U.S. operations. In connection with the terminations, the Predecessor accrued severance costs of $8,757 and $4,963 during fiscal 2000 and fiscal 2001, respectively. As of September 29, 2001, the Company has paid $11,654 and expects to pay the remainder of the amount accrued in fiscal 2002 in accordance with separation agreements.

(14) Employee Benefit Plans

     The Company sponsors defined benefit pension plans which cover substantially all of its U.S. employees. Plans covering salaried employees provide pension benefits that are based on the participant's final average salary and credited service. Plans covering hourly employees provide benefits based on the participant's career earnings and service with the Company. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations, plus such additional amounts as the Company may determine to be appropriate from time to time.

     In addition to providing pension benefits, the Company provides certain health care and prescription drug benefits to certain retirees. Substantially all of the Company's domestic eligible employees may qualify for benefits if they reach normal retirement age while working for the Company. The Company funds benefits on a pay-as-you-go basis, while retirees pay monthly premiums. These benefits are subject to deductibles, co-payment provisions and other limitations.

     The following tables provide reconciliations of the changes in benefit obligations and plan assets for the years ended September 30, 2000 and September 29, 2001 and the funded status of the plans as of September 30, 2000 and September 29, 2001.

	Pension Benefits		Post-retirement Benefits
	Predecessor 2000	Company 2001	Predecessor 2000	Company 2001
Change in benefit obligation:
Benefit obligation at beginning of year	$58,251	$62,003	$28,013	$21,576
Service cost	2,949	2,339	847	682
Interest	4,427	4,877	1,572	1,682
Special termination benefits	72	--	827	--
Participant contributions	--	--	644	731
Amendments	1,452	519	--	--
Actuarial (gain) loss	(3,786)	8,520	(8,557)	(1,205)
Benefits paid	(1,362)	(3,294)	(1,770)	(1,504)
Benefit obligation at end of year	$62,003	$74,964	$21,576	$21,962
Change in plan assets:
Fair value of plan assets at beginning of year	$52,684	$64,368	$--	$--
Actual return on plan assets	7,896	(6,492)	--	--
Employer contributions	4,934	4,153	1,126	774
Participant contributions	--	--	644	731
Benefits paid	(1,146)	(3,294)	(1,770)	(1,505)
Fair value of plan assets at end of year	$64,368	$58,735	$--	$--
Funded status	$2,365	$(16,229)	$(21,576)	$(21,962)
Unrecognized actuarial gain	(14,670)	--	(11,447)	--
Unrecognized prior service cost	1,481	--	--	--
Net amount recognized	$(10,824)	$(16,229)	$(33,023)	$(21,962)
Amounts recognized in consolidated balance sheets consists of:
Prepaid pension cost	$--	$630	$--	$--
Accrued benefit liability	(10,824)	(16,859)	(33,023)	(21,962)
Net amount recognized	$(10,824)	$(16,229)	$(33,023)	$(21,962)
Weighted average assumptions at balance sheet date:
Discount rates	8.00%	7.25%	8.00%	7.25%
Rate of return on assets	10.00%	10.00%	--	--
Rate of compensations increases	4.25%	4.25%	--	--

     The assumed health care cost trend rate used in measuring the accumulated post retirement benefit obligation for 2000 was 8.25% decreasing gradually over 18 years to an ultimate trend rate of 5.0%. The assumed health care cost trend rate used in measuring the accumulated post retirement benefit obligation for 2001 was 9.0% decreasing gradually over 8 years to an ultimate trend rate of 5%. A one percentage point increase in the assumed health care cost rate for each year would increase the accumulated postretirement benefit obligation by approximately 12% as of September 29, 2001 and the net postretirement benefit costs by approximately 19% for the year ended September 29, 2001. A one percentage point decrease in the assumed health care cost rate for each year would decrease the accumulated postretirement benefit obligation by approximately 11% as of September 29, 2001 and the net postretirement benefit costs by approximately 16% for the year ended September 29, 2001.

     The components of the net periodic benefits costs for all U.S. defined benefit plans for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 are summarized below:

	Pension Predecessor			Postretirement Predecessor

	1999	2000	2001	1999	2000	2001

Service cost	$3,239	$2,949	$2,339	$1,317	$847	$682
Interest cost	4,191	4,427	4,877	1,820	1,572	1,682
Gain on plan curtailment	(3,308)	--	--	--	--	--
Special termination benefits	1,347	--	--	1,002	827	--
Expected return on plan assets	(4,469)	(5,377)	(6,291)	--	--	--
Net amortization and deferral	--	1,121	(360)	--	(443)	(446)
	$1,000	$3,120	$565	$4,139	$2,803	$1,918

     During the year ended October 2, 1999, in an effort to reduce operating costs at its Shady Grove Facility, the Predecessor involuntarily terminated or offered special one-time early retirement benefits to approximately 220 employees. These actions, together with other voluntary terminations, resulted in a curtailment gain of $3,308 which was recognized in net periodic pension costs for the year ended October 2, 1999. Special early retirement benefits resulted in net periodic benefit costs of $2,349 and $827 for the years ended October 2, 1999 and September 30, 2000, respectively.

     The Company also sponsors defined benefit pension plans which cover substantially all of its foreign employees. The following tables provide reconciliations of the changes in benefit obligations and plan assets for the years ended September 30, 2000 and September 29, 2001 and the funded status of the plans as of September 30, 2000 and September 29, 2001.

	Predecessor 2000	Company 2001
Change in benefit obligation:
Benefit obligation at beginning of year	$49,166	$37,522
Service cost	1,097	1,045
Interest	2,475	2,400
Actuarial (gain) loss	(7,450)	(62)
Benefits paid	(2,179)	(898)
Impact of translation of foreign currency	(5,587)	618
Benefit obligation at end of year	$37,522	$40,625
Change in plan assets:
Fair value of plan assets at beginning of year	$28,043	$26,633
Actual return on plan assets	1,852	(5,937)
Employer contributions	2,275	1,701
Benefits paid	(2,179)	(871)
Impact of translation of foreign currency	(3,358)	2,639
Fair value of plan assets at end of year	$26,633	$24,165
Funded status	$(10,889)	$(16,459)
Unrecognized actuarial loss	260	--
Net amount recognized	$(10,629)	$(16,459)
Amounts recognized in consolidated statements balance sheets consists of:
Accrued benefit liability	$(10,889)	$(16,459)
Accumulated other comprehensive income	260	--
Net amount recognized	$(10,629)	$(16,459)
Weighted average assumptions at balance sheet date:
Discount rates	5.00% to 6.50%	6.00% to 6.50%
Rate of return on assets	6.00%	7.00%
Rate of compensation increases	2.25% to 3.75%	2.00% to 3.75%

     The components of the net periodic pension costs for all foreign defined benefit plans for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 are summarized below:

	Predecessor
	1999	2000	2001

Service cost	$1,759	$1,040	$872
Interest cost	2,280	2,332	2,400
Expected return on assets	(2,182)	(1,735)	(2,018)
Net amortization and deferral	1,626	--	(25)
	$3,483	$1,637	$1,229

     Assets of domestic and foreign defined benefit plans consist principally of investments in equity securities, debt securities, and cash equivalents.

     The Company also has a defined contribution plan covering substantially all of its U.S. employees. Eligible employees may contribute a portion of their base compensation to the plan and their contributions are matched by the Company at rates specified in the Plan documents. Employer contributions for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 were approximately $1,708, $1,496 and $1,340, respectively.

(15) Income Taxes

     Prior to January 1, 2001, a significant portion of the Predecessor's business was operated as a limited liability company organized under the laws of Delaware. The limited liability company was treated as a partnership for income tax purposes, therefore, the taxable income was allocated to the equity holders who were responsible for U.S. income taxes on such taxable income. Accordingly, earnings prior to January 1, 2001 of the Predecessor's U.S. mobile hydraulic crane and aerial work platform business, as well as, earnings from it foreign subsidiaries were not directly subject to U.S. income taxes.

     Prior to January 1, 2001, provisions for income taxes were limited to foreign taxes with respect to earnings of the Predecessor's foreign subsidiaries and U.S. Federal, state and local income taxes with respect to the earnings of the Predecessor's truck-mounted crane business.

     After January 1, 2001, the Predecessor made an election for the limited liability company to be treated as a C-Corporation for U.S. income tax purposes. Accordingly, earnings after January 1, 2001 are directly subject to U.S. income taxes. Effective with the election, the Predecessor estimated its net deferred tax assets to be $33,165 for which management concluded a complete valuation allowance was required.

     During the period from January 1, 2001 to September 29, 2001, the Predecessor estimated that its deferred tax assets in the U.S. increased by $5,919 prior to the impacts of the reorganization and "fresh-start" reporting described in note 2 to the consolidated financial statements.

     For U. S. income tax purposes, the reorganization qualified as a taxable asset sale between SGPA and the Company. As a result, the Company's tax basis in its assets is based on their fair market value as of the reorganization date. The extraordinary gain recognized for financial reporting purposes was excluded from taxable income due to the bankruptcy filing and the associated provisions in the U.S. tax law.

     Domestic and foreign income (loss) before income taxes, extraordinary gain and cumulative effect of a change in accounting principle were as follows for the years ended October 2, 1999, September 30, 2000 and September 29, 2001:

	Predecessor
	1999	2000	2001
United States	$(33,588)	$(116,580)	$(70,497)
Other countries	(526)	3,554	4,780
	$(34,114)	$(113,026)	$(65,717)

 The expense (benefit) for income taxes consisted of the following for the for the years ended October 2, 1999, September 30, 2000 and September 29, 2001:

	Predecessor
	1999	2000	2001
Current:
United States, state and local	$1,110	$2,064	$(574)
Other countries	1,745	4,495	1,161
	2,855	6,559	587
Deferred:
United States, state and local	1,702	469	(264)
Other countries	978	(773)	(63)
	2,680	(304)	(327)
	$5,535	$6,255	$260

     Income taxes of $2,925, $4,086 and $3,477 were paid for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

     Significant components of deferred tax assets (liabilities) are as follows as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001

Allowance for doubtful accounts	$141	$24
Inventory valuation	184	(1,339)
Accrued expenses	2,944	1,186
Property, plant and equipment	(3,370)	905
Other	30	95
Total deferred tax asset (liability)	$(71)	$871

(16) Leases

     The Company and its subsidiaries lease office space, machinery and other equipment under noncancelable operating and capital leases with varying terms, some of which contain renewal and/or purchase options.

    The following is a schedule of future minimum lease payments required under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year:

	Operating	Capital

2002	$2,200	$1,301
2003	1,707	1,274
2004	1,359	994
2005	387	1,013
2006	142	742
Thereafter	108	53
Future minimum lease payments	$5,903	5,377
Less portion representing interest		660
Less current portion of capital lease obligations		1,301
Long-term portion of capital lease obligations		$3,416

     Rental expense associated with operating leases was approximately $4,977, $5,905 and $5,152 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property and equipment.

(17) Derivative Financial Instruments

     A summary of the Company's hedging strategies and outstanding derivative instruments are as follows:

     (a) Interest Rate Risk

     The Company assesses interest rate cash flow risk by monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities. At September 30, 2001, the Company has approximately $140 million of variable rate borrowings under its bank credit facility.

     As of September 29, 2001, the Company is not party to any instruments which hedge the Company's exposure to future changes in variable interest rates.

     (b) Foreign Currency Risk

     The Company has foreign operations in the U.K., France, Germany and Australia. Therefore, its earnings, cash flows and financial position are exposed to foreign currency risk. In addition, the U.S. company regularly purchases mobile hydraulic cranes from its German factory to meet the demand of its U.S. customers. In order to maintain profit margins the Company will purchase forward currency contracts and options at date of commitment to hedge Deutsche mark payment obligations. At September 30, 2000, the Predecessor had $15.5 million in outstanding forward contracts to purchase Deutsche marks with gross unrealized losses of approximately $1.7 million. The contracts settled within 90 days and were accounted for as hedges under SFAS 133. Of the unrealized losses at September 30, 2000, $992 was included in the determination of other comprehensive loss for those forward contracts related to forecasted transactions or completed transactions whereby the cranes were still in inventory at September 30, 2000. The remaining unrealized losses at September 30, 2000, related to hedges of Deutsche Mark payable obligations, were included in earnings for the period. The amount in other comprehensive loss were realized in earnings upon completion of the sale of the related inventory.

     At September 29, 2001, the Company's German subsidiary has entered into forward contracts to sell approximately $18,000 of British pounds, Australian dollars, and U.S. dollars, in the aggregate, which will be received from customers upon the collection of receivables. The contracts have an unrealized gain of $408 which the Predecessor has included in the consolidated statement of operations for the year ended September 29, 2001.

(18) Other Commitments and Contingencies

Legal The Company is involved in various lawsuits and administrative proceedings arising in the ordinary course of business. These matters primarily involve claims for damages arising out of the use of the Company's products as well as employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. The Company is insured for product liability and workers' compensation claims for amounts in excess of established deductibles and accrues for the estimated liability up to the limits of the deductibles. The Company accrues for all other claims and lawsuits on a case-by-case basis. The Company's estimate of the undiscounted costs associated with legal and environmental exposures is accrued if, in management's judgment, the likelihood of a loss is probable. The Company's policy is to also accrue the probable legal costs to be incurred in defending the Company against such claims. The Predecessor has followed this policy during each of the periods in the three-year period ended September 30, 2001, with respect to all investigations, claims and litigation. Insurance recoveries for environmental and certain general liability claims are not recognized until realized.

     In the opinion of management, while the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, the amounts accrued for awards or assessments in connection with these matters are adequate and, accordingly, management believes that the ultimate resolution of these matters will not have a material effect on the Company. As of September 30, 2001, the Company had no known probable but inestimable exposures that could have a material effect on the Company.

Product liability and workers' compensation Hanson, on behalf of the Predecessor, purchased an insurance policy which effectively indemnifies the Company against North American product liability and workers' compensation claims arising prior to October 1, 1997 up to an aggregate loss limit of $85,000. Losses in excess of that amount, if any, are the responsibility of the Company. For product liability claims arising on or after October 1, 1997, the Company is self-insured for losses up to $2,000 per occurrence, with a $15,000 annual aggregate loss limit. For workers' compensation claims arising on or after such date, the Company is self-insured for losses up to $250 per occurrence with a $1,000 annual aggregate loss limit. Losses over the loss limits are covered by umbrella insurance coverage up to $100,000. The Company accrues a reserve for the estimated amount of claims which will be self-insured. The estimates are provided by a third party actuary based upon historical trends. The reserve for claims includes estimates of legal and administrative costs to be incurred.

Environmental matters The Company is also involved in lawsuits and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Certain of these claims assert damages and liability for remedial investigations and cleanup costs with respect to sites at which the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations (off-site). Other matters involve sites that the Company currently owns and operates or has previously sold (on-site). For off-site claims, the Company makes an assessment of the costs involved based on environmental studies, prior experience at similar sites, and the experience of other named parties. The Company also considers the ability of other parties to share costs, the percentage of the Company's exposure relative to all other parties, and the effects of inflation on these estimated costs. For on-site matters associated with properties currently owned, the Company makes an assessment as to whether an investigation and remediation effort is necessary and estimates other potential costs associated with the site.

Other The Company provides guarantees of residual value to third party financing companies in support of certain customers' financing arrangements. These guarantees generally are only exercisable should the Company's customer default on their financing agreements. The Company does not expect to incur losses under these guarantees. Exercises of these guarantees have not been significant for the periods in the three years ended September 30, 2001. Aggregate residual value guarantees were approximately $37,000 at September 30, 2001.

(19) Other Information

     Information with respect to the Predecessor's and the Company's domestic and foreign operations is as follows:

	Predecessor
	1999	2000	2001
Net sales:
Generated by domestic operations	$570,791	$615,156	$439,508
Generated by foreign operations	319,008	372,596	365,759
Elimination of intercompany sales	(100,906)	(141,802)	(87,683)
	$788,893	$845,950	$717,584

	Predecessor 2000	Company 2001
Property, plant and equipment:
Held by domestic operations	$106,488	$91,797
Held by foreign operations	63,532	46,313
	$170,020	$138,110

GROVE INVESTORS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands of dollars, except per share amounts)

	September 29, 2001 *	March 30, 2002 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,551	$11,822
Cash restricted as to use	388	155
Trade receivables, net	132,201	107,454
Notes receivable	12,668	11,966
Inventories	168,451	163,256
Prepaid expenses and other current assets	4,601	1,346
Total current assets	331,860	295,999
Property, plant and equipment, net	138,110	127,999
Reorganization value in excess of amounts allocated to identifiable assets	36,576	37,256
Other assets	11,292	5,479
	$517,838	$466,733
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$15,000
Short-term borrowings	14,801	13,691
Accounts payable	64,617	51,006
Accrued expenses and other current liabilities	68,402	56,402
Total current liabilities	162,820	136,099
Deferred revenue	21,201	18,318
Long-term debt	160,800	159,687
Other liabilities	78,017	81,567
Total liabilities	422,838	395,671

Stockholders' equity:
Preferred stock, par value $1 per share; 10,000,000 shares authorized, none issued or outstanding	--	--
Common stock, par value $1 per share; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	5,000	5,000
Additional paid-in capital	90,000	92,800
Unearned stock compensation	--	(4,180)
Accumulated deficit	--	(17,837)
Accumulated other comprehensive income	--	(4,721)
Total stockholders' equity	95,000	71,062
	$517,838	$466,733

*     Amounts have been derived from the Company's audited consolidated balance sheet.

     See accompanying notes to condensed consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2001 and March 30, 2002
(unaudited and in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2001	March 30, 2002	March 31, 2001	March 30, 2002
	Predecessor	Company	Predecessor	Company

Net sales	$198,807	$133,548	$372,191	$263,269
Write-off of amounts assigned to inventory and other assets in excess of historical cost	--	--	--	14,458
Cost of goods sold	172,100	110,950	321,304	220,078
Gross profit	26,707	22,598	50,887	28,733
Selling, engineering, general and administrative expenses	26,274	20,055	48,030	38,560
Amortization of goodwill	1,415	--	2,814	--
Restructuring charges	808	680	2,439	680
Reorganization costs	1,000	--	1,000	--
Income (loss) from operations	(2,790)	1,863	(3,396)	(10,507)
Interest expense, net	(15,816)	(4,437)	(33,867)	(7,296)
Other expense, net	(508)	(675)	(15)	(34)
Loss before income taxes	(19,114)	(3,249)	(37,278)	(17,837)
Provision for income taxes	815	--	1,415	--
Net loss	$(19,929)	$(3,249)	$(38,693)	$(17,837)

See accompanying notes to condensed consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Loss)
For the three and six months ended March 31, 2001 and March 30, 2002
(unaudited and in thousands)

	Three Months Ended		Six Months Ended
	March 31 2001	March 30, 2002	March 31, 2001	March 30, 2002
	Predecessor	Company	Predecessor	Company

Net loss	$(19,929)	$(3,249)	$(38,693)	$(17,837)
Recognition of loss on cash flow hedges of forecasted foreign currency transactions through charge to earnings	(992)	--	--	--
Change in foreign currency translation adjustment	11,203	(3,601)	12,476	(4,721)

Comprehensive loss	$(9,718)	$(6,850)	$(26,217)	$(22,558)

See accompanying notes to condensed consolidated financial statements.

GROVE INVESTORS, INC, AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the six months ended March 31, 2001 and March 30, 2002
(unaudited and in thousands)

	Six Months Ended
	March 31, 2001	March 30, 2002
	Predecessor	Company

Cash flows from operating activities:
Net loss	$(38,693)	$(17,837)
Adjustments to reconcile to net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,495	6,863
Depreciation of equipment held for rent	2,296	1,484
Write-off of amounts assigned to inventory and other assets in excess of historical cost	--	14,458
Amortization of bond discount	--	520
Amortization of deferred financing costs	1,023	--
Interest on senior debentures	4,874	--
Accretion of interest on senior discount debentures	3,654	--
Changes in operating assets and liabilities:
Trade receivables, net	15,712	24,846
Notes receivable	(9,562)	702
Inventories	7,832	(5,606)
Trade accounts payable	(7,431)	(12,021)
Other assets and liabilities, net	(7,109)	(9,595)
Net cash provided by (used in) operating activities	(19,909)	3,814

Cash flows from investing activities:
Additions to property, plant and equipment	(5,306)	(742)
Proceeds from disposals of plant and equipment	--	1,633
Investment in equipment held for rent	(1,447)	(3,956)
Net cash used in investing activities	(6,753)	(3,065)

Cash flows from financing activities:
Net short-term borrowings (repayments)	(5,539)	(569)
Borrowings (repayments) of long-term debt, net	18,257	(1,633)
Other	--	(357)
Net cash provided by (used in) financing activities	12,718	(2,559)

Effect of exchange rate changes on cash	204	81

Net change in cash and cash equivalents	(13,740)	(1,729)
Cash and cash equivalents, beginning of period	19,070	13,551

Cash and cash equivalents, end of period	$5,330	$11,822

See accompanying notes to condensed consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited and in thousands)

(1)     Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, these financial statements do not include all the information and notes required by GAAP for complete financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations.

     Interim results for the six-month period ended March 30, 2002 are not necessarily indicative of the results that may be expected for a full fiscal year. For further information, refer to the consolidated financial statements and notes for the year ended September 29, 2001, included elsewhere herein.

(2)     Plan of Reorganization and Basis of Presentation

     From its inception in 1998 through December 31, 2000, Grove Investors LLC was a limited liability company which owned all the member's interest of Grove Holdings LLC. Grove Holdings LLC was a single member limited liability company which owned all of the member's interests of Grove Worldwide LLC. Effective January 1, 2001, Grove Investors LLC ("Grove Investors") was converted from a limited liability company to a C-corporation.

     Prior to filing its petition for protection under United States Bankruptcy Code, Grove Investors changed its name to SGPA, Inc. ("SGPA" or the "Predecessor"). On May 7, 2001, SGPA filed a pre-negotiated Plan of Reorganization (the "Plan") for SGPA and each of its domestic subsidiaries pursuant to Chapter 11 of United States Bankruptcy Code with the United States Bankruptcy Court for the Middle-district of Pennsylvania (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Plan on September 14, 2001 and the Plan was consummated on September 25, 2001. For reporting purposes, the inception date for the reorganized company was as of the close of business on September 29, 2001.

     In connection with the Plan, Grove Investors, Inc. (the "Company") was formed under the laws of the State of Delaware, and in turn formed a wholly owned subsidiary, Grove Holdings, Inc. ("Holdings"), which in turn formed a wholly owned subsidiary, Grove Worldwide, Inc. ("Worldwide"). On September 25, 2001, Worldwide acquired SGPA, and Grove Holding LLC and Grove Worldwide LLC were merged into Worldwide. The Company executed, among other things, the following elements of the Plan:

     *     Holders of amounts outstanding under the Predecessor's bank credit facility of approximately $224,000, including accrued interest, were issued (i) $125,000 in senior secured notes, (ii) debentures, with a face value of $45,000 and an estimated fair value of $35,800, and (iii) four million shares of the Company's common stock.

     *     Holders of approximately $236,000 of the Predecessor's 9.25% senior subordinated notes, including accrued interest, were issued (i) one million shares of the Company's common stock, (ii) Series A warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of the Company's common stock at an exercise price of approximately $19.20 per share and (iii) Series B warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of the Company's common stock at $24.20 per share.

     *     Holders of approximately $70,000 of the Predecessor's 11.625% senior discount debentures, including accrued interest, approximately $73,000 of 14.5% senior debentures, including accrued interest, and the equity holders of the Predecessor did not receive any consideration under the Plan and their claims were discharged.

     *     Holders of all pre-petition unsecured trade obligations of the Predecessor were paid in full.

     The estimated fair value of the Series A and Series B warrants were approximately $2,000 and $1,800, respectively. Such amounts have been included in additional paid-in capital in the consolidated balance sheet as of September 29, 2001.

     In connection with the Bankruptcy filing, the Predecessor's bank group provided a $35 million Debtor-in-Possession facility for use by the Predecessor during Bankruptcy which was converted into a Revolving Credit Facility upon emergence from reorganization.

     The Plan contemplated that 250,000 shares of the Company's common stock which were distributed to holders of the Predecessor's bank credit facility will be given to management. In January of 2002, the Company issued 200,000 shares under a restricted stock plan that vests ratably over five years. The Company intends to issue the remaining 50,000 shares in the third quarter. In addition, the Company has establish a stock option plan providing for the issuance of up to 263,158 options to management to purchase Investors' common stock at the reorganization date fair market value. In January 2002, all the stock options were issued to members of management.

     The reorganization value of the Company of approximately $286 million, ratified in the bankruptcy proceeding, was determined with the assistance of a financial advisor. The advisor (i) reviewed certain historical financial information for recent years and interim periods; (ii) reviewed certain internal financial and operating data, including five-year financial projections, prepared and provided by management; (iii) met with certain members of senior management to discuss the Company's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which the financial advisor deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating businesses; and (vi) conducted such other studies, analyses, inquiries, and investigations as they deemed appropriate. Based upon the foregoing, the financial advisor developed a range of values for the Company. In addition to relying on management's projections, the reorganization valuation analysis made a number of assumptions including, but not limited to, a successful and timely reorganization of the Company's capital structure.

     The consolidated financial statements following the reorganization reflect accounting principles set forth in the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. This statement provides guidance for financial reporting by entities that have filed voluntary petitions for relief under and have reorganized in accordance with the United States Bankruptcy Code. As such, the Company has adopted "fresh-start" reporting as of September 29, 2001, in the preparation of the accompanying consolidated balance sheet because holders of the equity interest in SGPA immediately before filing and confirmation of the Plan hold less than 50% of the equity interest in Investors and because SGPA's reorganization value is less than its post-petition liabilities and allowed claims. SGPA's emergence from Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 29, 2001. As discussed further in note 2 to the consolidated financial statements, the assets and liabilities of the Company were restated as of September 29, 2001, in accordance with SOP 90-7. Thus, the Company's consolidated financial statements for periods prior to September 29, 2001 are not comparable to consolidated financial statements as of or subsequent to September 29, 2001.

     The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocated to identifiable assets of $36,576 as of September 29, 2001.

     The consolidated balance sheet prepared as of September 29, 2001, discussed below, illustrates the effect of the Plan and the impact of implementing "fresh-start" reporting. The adjustments present the (i) Company's reorganized capital structure, including its new credit agreement and debentures; (ii) effect of canceling the senior subordinated debentures, senior discount debentures and senior debentures and the related accrued interest and deferred financing costs; (iii) elimination of the accumulated deficit and comprehensive loss; (iv) write-up of inventory to approximate fair market value; (v) adjustment of the pension and post-retirement benefit liabilities to reflect fair market value; and (vi) certain other adjustments to adopt SOP 90-7.

     The Company's allocation of the reorganization value is preliminary. The Company is in the process of obtaining appraisals of certain of its tangible and intangible assets. Accordingly, adjustments may be necessary to property, plant, and equipment, other assets, deferred taxes and reorganization value in excess of amounts allocated to identifiable assets once such appraisals are complete.

     The effects of the Plan on the Company's consolidated balance sheet, including debt extinguishments, refinancing and fresh-start adjustments are as follows:

	Predecessor September 29, 2001	Effect of Plan of Reorganization	Fresh Start Adjustments	Company September 29, 2001

Assets
Current assets:
Cash and cash equivalents	$13,551	$--	$--	$13,551
Cash restricted as to its use	388	--	--	388
Trade receivables, net	132,201	--	--	132,201
Notes recievable	12,668	--	--	12,668
Inventories	157,416	--	11,035	168,451
Prepaid expenses and other current assets	4,601	--	--	4,601
Total current assets	320,825	--	11,035	331,860
Property, plant and equipment, net	138,110	--	--	138,110
Goodwill/reorganization value in excess of amounts allocated to identifiable assets	200,761	--	(164,185)	36,576
Other assets	21,479	(12,223)	2,036	11,292
	$681,175	$(12,223)	$(151,114)	$517,838
Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$--	$--	$15,000
Short-term borrowings	14,801	--	--	14,801
Accounts payable	64,617	--	--	64,617
Accrued expenses and other current liabilities	68,402	--	--	68,402
Total current liabilties	162,820	--	--	162,820
Pre-petition debt	602,964	(602,964)	--	--
Deferred revenue	21,201	--	--	21,201
Long-term debt	--	160,800	--	160,800
Other liabilties	103,642	--	(25,625)	78,017
Total liabilities	890,627	(442,164)	(25,625)	422,838
Stockholder's equity:
Common stock	--	5,000	--	5,000
Additional paid-in capital	--	90,000	--	90,000
Invested capital	75,000	--	(75,000)	--
Notes receivable from members	(509)	509	--	--
Accumulated deficit	(254,269)	334,432	(80,163)	--
Accumulated other comprehensive income (loss)	(29,674)	--	29,674	--
Total stockholder's equity	(209,452)	429,941	(125,489)	95,000
	$681,175	$(12,223)	$(151,114)	$517,838

(3)     Inventory

     Inventories consist of the following as of September 29, 2001 and March 30, 2002:

	September 29, 2001	March 30, 2002

Raw materials	$61,234	$44,162
Work in process	44,141	44,001
Finished goods	63,076	75,093
	$168,451	$163,256

     Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method.

     In connection with "fresh-start" reporting, the Company assigned $11,035 of the reorganization value to work in process and finished goods inventories in excess of their historical carrying value. The Company also assigned $3,423 of the reorganization value to an intangible asset representing the fair value of its backlog. Such amounts were charged to costs of goods sold during the three months ending December 29, 2001.

(4)     Income Taxes

     Prior to January 1, 2001, a significant portion of the Predecessor's business was operated as a limited liability company organized under the laws of Delaware. The limited liability company was treated as a partnership for income tax purposes, therefore, the taxable income was allocated to the equity holders who were responsible for U.S. income taxes on such taxable income. Accordingly, earnings prior to January 1, 2001 of the Predecessor's U.S. mobile hydraulic crane and aerial work platform business, as well as earnings from its foreign subsidiaries were not directly subject to U.S. income taxes.

     Prior to January 1, 2001, provisions for income taxes were limited to foreign taxes with respect to earnings of the Predecessor's foreign subsidiaries and U.S. Federal, state and local income taxes with respect to the earnings of the Predecessor's truck-mounted crane business.

     After January 1, 2001, the Predecessor made an election for the limited liability company to be treated as a C-Corporation for U.S. income tax purposes. Accordingly, earnings after January 1, 2001 are directly subject to U.S. income taxes. Effective with the election, the Predecessor estimated its net deferred tax assets to be $33,165 for which management concluded a complete valuation allowance was required.

     As a new company formed in connection with the Plan, Grove Investors, Inc. has no taxable earnings history. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes", the Company has not recorded the income tax benefit of operating losses incurred for the six months ended March 30, 2002.

(5)     Derivative Financial Instruments

     A summary of the Company's hedging strategies and outstanding derivative instruments are as follows:

     (a)     Interest Rate Risk

          The Company assesses interest rate cash flow risk by monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities. At March 30, 2002, the Company has approximately $138 million of variable rate borrowings under its bank credit facility.

          As of March 30, 2002, the Company is not party to any instruments which hedge the Company's exposure to future changes in variable interest rates.

     (b)     Foreign Currency Risk

          The Company has foreign operations in the U.K., France, Germany and Australia. Therefore, its earnings, cash flows and financial position are exposed to foreign currency risk. In addition, the U.S. company regularly purchases mobile hydraulic cranes from its German factory to meet the demand of its U.S. customers. In order to maintain profit margins the Company will purchase forward currency contracts and options at date of commitment to hedge payment obligations.

          At March 30, 2002, the Company's German subsidiary had entered into forward contracts to sell Euros, Japanese Yen and U.S. dollars with an aggregate notional amount of $17 million. The contracts have an unrealized loss of $11 which the Company has included in the consolidated statement of operations for the six months ended March 30, 2002.

(6)     Reorganization Value In Excess Of Amounts Allocated To Identifiable Assets

     In accordance with SFAS No. 142 "Goodwill And Other Intangible Assets", the $36,576 of reorganization value in excess of amounts allocated to identifiable assets was not amortized in the three and six month period ended March 30, 2002. The following table reconciles the previously reported net loss as if the provisions of SFAS No. 142 were in effect during Fiscal 2001:

	Three Months Ended		Six Months Ended
	March 31, 2001	March 30, 2002	March 31, 2001	March 30, 2002
	Predecessor	Company	Predecessor	Company
Net loss as reported	$(19,929)	$(3,249)	$(38,693)	$(17,837)
Add: Goodwill amortization	1,415	--	2,814	--
Adjusted net loss	$(18,514)	$(3,249)	$(35,879)	$(17,837)

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2001 gives effect to the acquisitions of Grove and Potain and the related financing transactions as if each transaction occurred on January 1, 2001. The pro forma data are based on the historical financial statements of Manitowoc for the year ended December 31, 2001, the unaudited financial information of Grove for the twelve months ended December 29, 2001 and the unaudited financial information of Potain for the period from January 1, 2001 through May 9, 2001 (acquisition date). The historical financial statements of Manitowoc include the results of Potain for the periods subsequent to May 9, 2001.

     The unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2002 give effect to the acquisition of Grove and the related financing transactions and are based on the historical unaudited financial statements of Manitowoc for the three months ended March 31, 2002 and the historical unaudited financial statements of Grove for the three months ended March 30, 2002. For the three months ended March 31, 2002 pro forma financial statements we assumed that the acquisition of Grove and the related financing transactions occurred on January 1, 2001 for the purposes of preparing the unaudited pro forma condensed combined statement of earnings, and that the acquisition of Grove occurred on March 31, 2002 for the purpose of preparing the unaudited pro forma condensed combined balance sheet.

     Potain's pro forma results of operations are presented in accordance with U.S. GAAP for all periods presented.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Manitowoc, Grove and Potain.

     Pro forma adjustments to historical financial information include adjustments that we deem reasonable and appropriate and are factually supported based on currently available information. These unaudited pro forma financial statements are included for comparative purposes only and may not be indicative of what actual results would have been had we acquired Grove and Potain on the dates described above. The pro forma financial statements also do not purport to present our financial results for future periods.

     Manitowoc and Grove submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on March 27, 2002. In April 2002 the Department of Justice made a request for additional information related to this filing. Manitowoc and Grove have responded to this request. We have an agreement with the Department of Justice that, following the completion of the Grove acquisition, we will divest of either Manitowoc Boom Trucks or National Crane. The unaudited pro forma condensed combined financial statements do not reflect the divestiture of Manitowoc Boom Trucks or National Crane as neither of the businesses are significant subsidiaries and the divestiture of either business would not have a material impact on the unaudited pro forma statement of earnings or balance sheet in any period presented.

     As more fully described in the notes to the Grove historical financial statements included elsewhere in this Current Report on Form 8-K, on May 7, 2001 SPGA, Inc. (the "Predecessor"), the predecessor to Grove, filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code that was confirmed by the court on September 14, 2001 and consummated on September 25, 2001. For financial accounting purposes, the inception date for the reorganized Grove (the "Successor") was September 29, 2001. The Grove financial statements reflect accounting principles set forth by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As such, Grove adopted fresh-start reporting as of September 29, 2001 resulting in a revaluation of the company's assets, liabilities and capital structure. Accordingly, while operating results of the Predecessor and Successor have been combined to create a twelve month calendar period for purposes of the December 31, 2001 unaudited pro forma presentation, the financial statements of the Successor are not comparable to the Predecessor for any prior periods.

Unaudited Pro Forma Condensed Combined Statement of Earnings
(Thousands of Dollars)

	Year Ended December 31, 2001
	Manitowoc Historical(1)	Potain Historical(2)	Pro Forma Adjustments		Pro Forma Manitowoc and Potain	Grove Combined Historical(7)	Pro Forma Adjustments		Pro Forma

Net sales	$1,116,580	$103,598	$--		$1,220,178	$675,032	$--		$1,895,210
Costs and expenses:
Cost of sales	831,768	80,490	--		912,258	591,728	--		1,503,986
Engineering, selling and administrative expenses	153,879	18,941	--		172,820	92,677	--		265,497
Amortization expense	12,554	--	1,914	(3)	14,468	4,138	(4,138)	(8)	14,468
Restructuring costs	--	--	--		--	3,331	--		3,331
Reorganization costs	--	--	--		--	14,507	--		14,507

Total costs and expenses	998,201	99,431	1,914		1,099,546	706,381	(4,138)		1,801,789
Earnings from operations	118,379	4,167	(1,914)		120,632	(31,349)	4,138		93,421
Interest expense	(37,478)	(328)	(8,254)	(4)	(46,060)	(26,888)	6,871	(9)	(66,077)
Other (expense) income, net	(1,212)	261	(150)	(5)	(1,101)	(3,904)	25	(10)	(4,980)

Earnings (loss) before income taxes	79,689	4,100	(10,318)		73,471	(62,141)	11,034		22,364
Income taxes	30,817	1,459	(3,843)	(6)	28,433	(340)	(19,372)	(11)	8,721

Earnings (loss) before extraordinary loss	$48,872	$2,641	$(6,475)		$45,038	$(61,801)	$30,406		$13,643

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS

(1)     Manitowoc historical amounts include the results of Potain for the period subsequent to May 9, 2001.

(2)     Manitowoc completed its acquisition of Potain on May 9, 2001. The table below sets out the adjustments necessary to convert the Potain historical statements of earnings for the period from January 1, 2001 to May 9, 2001 (date of acquisition) from French GAAP to U.S. GAAP. Amounts in U.S. dollars for Potain have been translated from euros at the rate of Euro1.00 to $0.9138, the average daily rate during the period from January 1, 2001 through May 9, 2001.

	For The Period From January 1 Through May 9, 2001
	Potain French GAAP	U.S. GAAP Adjustments	Potain U.S. GAAP

Net sales	$103,215	$383	$103,598
Costs and expenses:
Cost of sales	80,122	368	80,490
Engineering, selling and administrative expenses	18,932	9	18,941

Total costs and expenses	99,054	377	99,431
Earnings from operations	4,161	6	4,167
Interest income (expense)	42	(370)	(328)
Other income - net	261	--	261

Earnings (loss) before taxes on income	4,464	(364)	4,100
Income taxes	1,569	(110)	1,459

Earnings (loss) before extraordinary loss	$2,895	$(254)	2,641

(3)     To adjust the amortization based upon increase in goodwill in connection with the Potain acquisition for the period from January 1, 2001 through May 9, 2001. The aggregate consideration paid for Potain was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million, assumed liabilities of $138.8 million, the payment of a post-closing adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million. The preliminary estimate of the excess of cost over fair value of the net assets acquired is $207.3 million. This amount will be allocated to specific intangible assets during the first half of 2002. Goodwill during 2001 is amortized over 40 years.

(4)     To adjust interest expense to reflect the issuance of new debt in connection with the acquisition of Potain and the repayment of existing Manitowoc debt:

Instrument	Amount	Interest Rate	For The Year Ended December 31, 2001

Senior credit facility:
Revolving credit facility. . . . . . . . . . . . . . . . . . . . . . .	$40,000	6.825%	$2,730
Term loan A. . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .	175,000	6.825%	11,944
Term loan B. . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .	175,000	7.075%	12,381

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	390,000		27,055
Existing Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	156,118	10.375%	16,197
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	33,301	Various	1,615
Amortization of deferred financing costs. . . . . . . . . . . .	--		1,193
	$579,419		46,060
Less - Maniitowoc and Potain historical interest expense			(37,806)
Net pro forma adjustment. . . . . . . . . . . . . . . . . . . . . . . .			$8,254

The revolving credit facility, which provides for maximum borrowings of $125.0 million, has a 0.500% commitment fee on the unused balance. See Note (5) below.

The above interest amounts reflect the actual interest rates in effect at the time of the Potain acquisition. A 0.125% increase or decrease in the assumed average interest rate on the senior credit facility and the miscellaneous debt would change the pro forma Manitowoc and Potain interest expense by approximately $0.5 million for the year ended December 31, 2001.

(5)     To adjust the commitment fee from January 1 to May 9, 2001 related to the assumed unused balance of the revolving credit facility.

(6)     To adjust the provision for taxes on income to an effective income tax rate of 38.7%.

(7)     The historical financial information of Grove for the twelve months ended December 29, 2001 was derived by adding the unaudited historical results of operations of Grove for the three months ended December 29, 2001 to the audited financial statements of Grove for the year ended September 29, 2001 and deducting the unaudited historical results of operations of Grove for the three months ended December 30, 2000.

(8)     The adjustment represents the elimination of Grove's historical goodwill amortization. In accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," which we adopted on January 1, 2002, goodwill and indefinite lived intangible assets associated with our acquisition of Grove will not be amortized.

The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. No appraisals of assets have been performed and all of the excess of purchase consideration over the net assets to be acquired is being recorded as goodwill. A subsequent valuation analysis could potentially change the purchase price allocation to include adjustments to tangible assets and/or identification of definite lived intangible assets and therefore result in amortization expense.

(9)     To adjust interest expense to reflect the issuance of new notes in connection with the acquisition of Grove and the repayment of existing Grove debt:

Instrument	Amount	Interest Rate	For The Year Ended December 31, 2001

Revolving credit facility. . . . . . . . . . . . . . . . . . .	$5,047	4.526%	$228
New notes. . . . . . . . . . . . . . . . . . . . . .	175,000	10.500%	18,375
Grove short-term borrowings. . . . . . . . . . . . . . .	13,043	7.750%	1,011
Amortization of deferred financing costs. . . . . .	--		403
	$193,090		20,017
Less - Grove historical interest expense. . . . . . .			(26,888)
Net pro forma adjustment. . . . . . . . . . . . . . . . . .			$(6,871)

The revolving credit facility, which provides for maximum borrowings of $125 million, has a 0.500% commitment fee on the unused balance. See Note (10) below.

The above interest rates related to the revolving credit facility and the Grove short-term borrowings are the rates in effect on March 18, 2002, the date of the signing of the merger agreement. A 0.125% increase or decrease in the assumed average interest rate would change the pro forma interest expense by less than $0.1 million for the year ended December 31, 2001.

(10)     To adjust the commitment fee related to the assumed unused balance of the revolving credit facility.

(11)     To adjust the provision for taxes on income to an effective income tax rate of 39%.

Unaudited Pro Forma Condensed Combined Statement of Earnings
(Thousands of Dollars)

	Three Months Ended March 31, 2002
	Manitowoc Historical	Grove Historical	Pro Forma Adjustments		Pro Forma
Net sales	$301,345	$133,548	$--		$434,893
Costs and expenses:
Cost of sales	231,360	110,950	--		342,310
Engineering, selling and administrative expenses	44,773	20,055	--		64,828
Amortization expense	587	--	--	(1)	587
Restructuring costs	3,900	680	--		4,580

Total costs and expenses	280,620	131,685	--		412,305
Earnings from operations	20,725	1,863	--		22,588
Interest expense	(10,626)	(4,437)	(645)	(2)	(15,708)
Other (expense) income, net	705	(675)	13	(3)	43

Earnings (loss) before taxes on income and cumulative effect of accounting change(1)	10,804	(3,249)	(632)		6,923
Provision for taxes on income (loss)	4,214	--	(1,514)	(4)	2,700

Net earnings (loss) before cumulative effect of accounting change	$6,590	$(3,249)	$882		$4,223

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS

(1)     Both Manitowoc and Grove have adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units with the assistance of independent valuation experts, using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of tax) was required. Goodwill and indefinite lived intangible assets associated with Manitowoc's acquisition of Grove will not be amortized. The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. No appraisals of assets have been performed and all of the excess of purchase consideration over the net assets to be acquired is being recorded as goodwill. A subsequent valuation analysis could potentially change the purchase price allocation to include adjustments to tangible assets and/or identification of definite lived intangible assets and therefore result in amortization expense.

(2)     To adjust interest expense to reflect the issuance of new notes in connection with the acquisition of Grove and the repayment of existing Grove debt:

Instrument	Amount	Interest Rate	For The Three Months Ended March 31, 2002

Revolving credit facility	$10,810	4.526%	$122
New notes	175,000	10.500%	4,594
Grove short-term borrowings	13,691	7.750%	265
Amortization of deferred financing costs	--		101
	$199,501		5,082
Less - Grove historical interest expense			4,437

Net pro forma adjustment			$645

     The revolving credit facility, which provides for maximum borrowings of $125.0 million, has a 0.500% commitment fee on the unused balance. See Note (3) below.

     The above interest rates related to the revolving credit facility and the Grove short-term borrowings are the rates in effect on March 18, 2002, the date of the signing of the merger agreement. A 0.125% increase or decrease in the assumed average interest rate would change the pro forma interest expense by less than $0.1 million for the three months ended March 31, 2002.

(3)     To adjust the commitment fee related to the assumed unused balance of the revolving credit facility.

(4)     To adjust the provision for income taxes to an effective income tax rate of 39%.

Unaudited Pro Forma Condensed Combined Balance Sheet
(Thousands of Dollars)

	Manitowoc Historical March 31, 2002	Grove Historical March 30, 2002	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and equivalents	$27,418	$11,977	$(11,977)	(1)	$27,418
Accounts receivable - net	171,988	107,454	--		279,442
Notes receivable	--	11,966			11,966
Inventories - net	135,558	163,256	--		298,814
Deferred income taxes	27,671	--	--		27,671
Other	18,616	1,346	--		19,962
Total current assets	381,251	295,999	(11,977)		665,273
Intangible assets - net	460,535	--	57,752	(2)	518,287
Reorganization value in excess of identifiable assets	--	37,256	(37,256)	(3)	--
Property, plant and equipment - net	170,559	127,999	--		298,558
Deferred tax assets	--	1,050	(1,050)	(3)	--
Other non-current assets	73,383	4,429	4,031	(4)	81,843
Total assets	$1,085,728	$466,733	$11,500		$1,563,961
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$259,552	$51,006	--		$310,558
Current portion of long - term debt	27,600	15,000	(15,000)	(1)	27,600
Short-term borrowings	31,391	13,691	10,810	(1)	55,892
Product warranties	18,092	10,377	--		28,469
Deferred tax liabilities	--	160	(160)	(3)	--
Other current liabilities	--	45,865	--		45,865
Total current liabilities	336,635	136,099	(4,350)		468,384

Non - current liabilities:
Long - term debt, less current portion	444,387	159,687	(159,687)	(1)	444,387
Notes offered hereby	--	--	175,000	(1)	175,000
Postretirement health and other benefit obligations	23,479	55,618	--		79,097
Other non - current liabilities	39,955	44,267	--		84,222
Total non - current liabilities	507,821	259,572	15,313		782,706

Stockholders' equity:
Common stock	367	5,000	(5,000)	(3)	367
Additional paid - in capital	31,797	92,800	(92,800)	(3)	82,711
			50,914	(5)
Accumulated other comprehensive loss	(3,462)	(4,721)	4,721	(3)	(3,462)
Retained earnings (deficit)	342,414	(22,017)	22,017	(3)	342,414
Treasury stock, at cost	(129,844)	--	20,685	(5)	(109,159)

Total stockholders' equity	241,272	71,062	537		312,871
Total liabilities and stockholders' equity	$1,085,728	$466,733	$11,500		$1,563,961

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1)     The pro forma adjustments required to record the financing portion of the transaction are as follows (in thousands):
Payment of Grove current maturities of long- term debt	$(15,000)

Payment of Grove long-term borrowings:
14% debentures	$(45,000)
Term loan	(114,687)
$(159,687)

Proceeds from new notes	$175,000

Proceeds from revolving credit facility	$10,810

Cash and equivalents	$11,977

(2)   To record goodwill of $57.8 million in connection with the Grove acquisition. The estimated purchase price of $283.1 million includes the amount to be paid to Grove stockholders of $71.6 million, the assumption and partial refinancing of Grove debt in the amount of $188.4 million, plus estimated direct acquisition costs and payment of Grove prepayment penalties of $23.1 million.

     The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. No appraisals of assets have been performed and all of the excess of purchase consideration over the net assets to be acquired is being preliminarily recorded as goodwill. We plan to conduct a valuation of all the tangible and intangible assets acquired as a result of the acquisition of Grove subsequent to closing. This valuation analysis could potentially result in a different purchase price allocation.

     In accordance with Statement of Financial Accounting Standards No. 142. "Goodwill and Other Intangible Assets," which was adopted by Manitowoc on January 1, 2002, goodwill and indefinite lived intangible assets associated with our acquisition of Grove will not be amortized.

(3)   Represents the elimination of Grove historical amounts related to reorganization value in excess of identifiable assets, deferred income taxes and stockholders' equity. Retained earnings (deficit) for Grove includes $4.2 million of unearned compensation at March 30, 2002, which will be earned upon consummation of the acquisition.

(4)   Reflects new deferred financing costs of $4.0 million for the new notes that will be incurred as a result of the Grove acquisition and related debt financing. The deferred financing costs will be amortized over the term of the related debt.

(5)   To reflect the increase in our common stock outstanding as a result of the acquisition of Grove. Approximately 2.0 million additional shares of our common stock are assumed to be issued based upon a stock price of $35.48 per share, which was the price at the close of trading on March 18, 2002, the date of signing of the merger agreement.

     According to the merger agreement, the actual number of shares to be issued at the close of the transaction is calculated based on the average closing sales price for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction (the "Determination Period"). The following table describes the range of possible Manitowoc share prices and the impact on the pro forma balance sheet (in thousands except price per share).

Manitowoc Average Closing Share Price During The Determination Period	Treasury Stock	Additional Paid-in Capital	Goodwill	Number of Manitowoc Shares Issued

$31.20. . . . . . . . . . . . .	$23,524	$48,080	$57,757	2,244
$35.48. . . . . . . . . . . . .	$20,685	$50,914	$57,752	1,973
$42.21. . . . . . . . . . . . .	$17,384	$54,204	$57,741	1,658

     Based on the formula in the merger agreement, an increase or decrease of $1.00 in the average price of our shares during the Determination Period from the price used to derive the pro forma financial statements would have the impact of decreasing or increasing the number of our shares issued in relation to the acquisition by approximately 54,100 and 57,200 shares, respectively, subject to the minimum and maximum described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: August 12, 2002	/s/ Carl J. Laurino
Carl J. Laurino
Treasurer and Interim Chief Financial Officer

THE MANITOWOC COMPANY, INC.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated as of August 8, 2002

Exhibit No.	Description	Filed Herewith

2

Agreement and Plan of Merger, dated March 18, 2002, among Grove Investors, Inc., The Manitowoc Company, Inc. and Giraffe Acquisition, Inc., including the Form of Affiliates Letter and Form of Stock Registration Rights Agreement attached thereto as Exhibits A and B, respectively (filed as Exhibit 2 to the Company's Report on Form 8-K dated as of March 18, 2002 and incorporated herein by reference).

4.1

First Amendment and Consent to Credit Agreement, dated April 29, 2002 among The Manitowoc Company, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent.

X

4.2

First Amendment and Consent to Credit Agreement, dated July 11, 2002 among The Manitowoc Company, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent.

X

4.3

First Amendment and Consent to Credit Agreement, dated July 31, 2002 among The Manitowoc Company, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent.

X

20	Press Release dated August 8, 2002, regarding the acquisition of Grove Investors, Inc.	X

23	Independent Auditors' Consent	X